Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2019	2018	2019	2018
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,731	$1,737	$5,173	$5,060
Intermodal	707	746	2,127	2,138
Coal	403	464	1,306	1,364
Total railway operating revenues	2,841	2,947	8,606	8,562

Railway operating expenses
Compensation and benefits	682	725	2,121	2,168
Purchased services and rents	423	450	1,265	1,281
Fuel	226	274	730	812
Depreciation	286	276	853	821
Materials and other	228	202	610	599
Total railway operating expenses	1,845	1,927	5,579	5,681

Income from railway operations	996	1,020	3,027	2,881

Other income – net	22	30	88	67
Interest expense on debt	150	142	452	409

Income before income taxes	868	908	2,663	2,539

Income taxes
Current	119	157	382	437
Deferred	92	49	225	138
Total income taxes	211	206	607	575

Net income	$657	$702	$2,056	$1,964

Earnings per share - diluted	$2.49	$2.52	$7.70	$6.95

Weighted average shares outstanding - diluted	264.3	278.2	266.9	282.6

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2019	2018
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$452	$358
Accounts receivable – net	973	1,009
Materials and supplies	266	207
Other current assets	325	288
Total current assets	2,016	1,862

Investments	3,376	3,109
Properties less accumulated depreciation of $12,381 and $12,374, respectively	31,394	31,091
Other assets	714	177

Total assets	$37,500	$36,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,407	$1,505
Short-term debt	350	—
Income and other taxes	202	255
Other current liabilities	401	246
Current maturities of long-term debt	401	585
Total current liabilities	2,761	2,591

Long-term debt	11,085	10,560
Other liabilities	1,727	1,266
Deferred income taxes	6,689	6,460

Total liabilities	22,262	20,877

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 260,746,663 and 268,098,472 shares, respectively, net of treasury shares	262	269
Additional paid-in capital	2,219	2,216
Accumulated other comprehensive loss	(553)	(563)
Retained income	13,310	13,440

Total stockholders’ equity	15,238	15,362

Total liabilities and stockholders’ equity	$37,500	$36,239

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2019	2018
	($ in millions)
Cash flows from operating activities
Net income	$2,056	$1,964
Reconciliation of net income to net cash provided by operating activities:
Depreciation	854	822
Deferred income taxes	225	138
Gains and losses on properties	(4)	(26)
Changes in assets and liabilities affecting operations:
Accounts receivable	34	(102)
Materials and supplies	(59)	(45)
Other current assets	40	45
Current liabilities other than debt	(72)	173
Other – net	(77)	(85)

Net cash provided by operating activities	2,997	2,884

Cash flows from investing activities
Property additions	(1,494)	(1,326)
Property sales and other transactions	282	93
Investment purchases	(12)	(4)
Investment sales and other transactions	(99)	96

Net cash used in investing activities	(1,323)	(1,141)

Cash flows from financing activities
Dividends	(705)	(627)
Common stock transactions	21	38
Purchase and retirement of common stock	(1,550)	(2,300)
Proceeds from borrowings – net of issuance costs	1,404	2,023
Debt repayments	(750)	(750)

Net cash used in financing activities	(1,580)	(1,616)

Net increase in cash, cash equivalents, and restricted cash	94	127

Cash, cash equivalents, and restricted cash
At beginning of year	446	690

At end of period	$540	$817

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$392	$327
Income taxes (net of refunds)	404	314

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

 1. Stock Repurchase Program

We repurchased and retired 8.4 million shares of common stock under our stock repurchase program during the first nine months of 2019, at a cost of $1.6 billion. During the first nine months of 2018, we repurchased and retired 12.8 million shares (5.7 million under an accelerated share repurchase program and 7.1 million shares under our ongoing program) at a cost of $2.1 billion. Since the beginning of 2006, we have repurchased and retired 194.0 million shares at a total cost of $15.7 billion.

2. Leases

On January 1, 2019, we adopted Financial Accounting Standards Board Accounting Standards Update 2016-02, “Leases (Topic 842)” which requires lessees to recognize right-of-use (ROU) assets and lease liabilities on the balance sheet for leases greater than twelve months. As a result of the adoption, the Consolidated Balance Sheet at September 30, 2019 includes the recognition of ROU assets of $561 million included in “Other assets,” current lease liabilities of $97 million included in “Other current liabilities,” and non-current lease liabilities of $464 million included in “Other liabilities.”

3. Restricted Cash

The “Cash, cash equivalents, and restricted cash” line item on the Consolidated Statements of Cash Flows includes restricted cash of $88 million at both September 30, 2019 and December 31, 2018, reflecting deposits held by a third-party bond agent as collateral for certain debt obligations maturing in October 2019. The restricted cash balance is included as part of “Other current assets” on the Consolidated Balance Sheets in both periods.